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EXHIBIT 99.1

EN POINTE TECHNOLOGIES ANNOUNCES NEW CORPORATE OPERATIONAL PLAN

Los Angeles, Calif., June 15, 2000 - En Pointe Technologies, Inc. (NASDAQ:
ENPT), today announced a realigned operating structure designed to streamline the organization, reduce costs and expenses, and align resources to accelerate the growth potential in En Pointe's core business. The new organizational structure is intended to allow En Pointe to more aggressively manage its expenses, improve its operating efficiencies and continue to leverage its strategic information technology investments in its applications to support the company's goals going-forward.

"We have made significant investments in our core business and integrated enterprise applications," said Michael Shabazian, President of En Pointe. "The realigned business model will allow the company to continue to enhance its leadership role and reap the benefits of its infrastructure investments. We will continue our customer-centric commitment focused around a low-cost, value delivery model for our core services and products. These critical actions reflect our confidence in the company's growth strategy and demonstrate our commitment to customers, shareholders, employees and suppliers to competitively position the company as a market leader."

The new streamlined organization will focus its efforts on higher margin services and products that are central to its key businesses and align En Pointe's service and sales teams to its market strengths. This simpler organization's charter is to market vital services and products aggressively to customers in its key markets through the integrated field sales and service organizations.

"This rebalancing is expected to improve the value proposition to the customers of our core services and products. The top priorities guiding our realignment are the rapid delivery of distinctive services and products for our loyal business and governmental customers, and the use of our robust systems to carry them into the future," added Shabazian. "We can best achieve these goals by streamlining our organization and leveraging our strong and successful model and investments in activities that are central to our core business."

The Company stated that it expects to take certain non-recurring charges in the third quarter in connection with the realignment. These charges, the amounts of which are not yet finalized, will cover expected costs including severance costs attributable to workforce reduction, cancellation of contracts and leases, asset write-offs and reserve replenishment. In aggregate, management estimates that these charges will be in the range of $2 to 2.5 million.

"Our actions are designed to increase the structural efficiency of the Company. In a period when many of En Pointe's competitors are floundering, these decisive steps give us a solid platform from which to aggressively go forward towards growth, increased customer satisfaction and

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shareholder value by effectively utilizing the En Pointe enhanced infrastructure and low-cost model", noted Shabazian.

ABOUT EN POINTE TECHNOLOGIES, INC.

En Pointe Technologies, Inc. is a national business to business e-commerce provider of IT products and value-added services, using proprietary and non-proprietary software and systems to drop-ship MRO products to its customers through an electronically linked network of the largest allied distributors in the U.S. This software allows En Pointe to serve as an electronic clearinghouse of computers and computer related products without many of the risks and costs associated with maintaining inventory. En Pointe offers its customers direct on-line access to 70% of the mainstream PC distribution product, and will soon provide mainline office supplies, furniture, equipment and facilities products. En Pointe Professional Services offers "total solution" system consulting services such as: pre-sale consulting, design, training, customization and integration. En Pointe also has significant interests in firstsource corp., SupplyAccess, Inc., and enRamp, Inc.

En Pointe has sales locations throughout the United States, as well as a value-added ISO 9002 certified integration facility in Ontario, California. Visit En Pointe on the Internet at www.enpointe.com. Visit firstsource corp. on the Internet www.firstsource.com. Visit the SupplyAccess-TM- portal site at www.supplyaccess.com. Visit enRamp at www.enramp.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that involve a number of risks and uncertainties. These statements are based on current expectations and the current economic environment. These statements are not guarantees of future performance. Among the important factors that could cause actual results to differ materially from management's projections, estimates and expectations include, but are not limited to:

1. Changing economic influences in the industry including, but not limited to, those related to the Internet and those related to distribution of information technology and business products and services, and those relating to the market's perception and evaluation of business-to-business solutions providers

2. The development by competitors of new or superior delivery technologies, or entry in the market by new competitors, or the loss of customers by the company, or decline in demand for the products sold by the Company

3.   Dependence on intellectual property rights

4. Delays in product development or disruptions in the functioning of key software.

5. The company's and its subsidiaries' dependence on key personnel, and potential influence by executive officers and principal stockholders

6. Any delay in execution of the company's and its subsidiaries' system development or realignment or financing plans

7. Planned or unplanned changes in the quantity and/or quality of the manufacturers and suppliers available for the company's and its subsidiaries' products

8. The actions of manufacturers and suppliers of the company's and its subsidiaries' products

9.   Changes in the costs or availability of products

10. General business conditions in the economy and other factors referred to in the company's Securities and Exchange Commission filings.

All trademarks and service marks are the property of their respective owners.

CONTACT:
Javed Latif, 310-725-5212 jlatif@enpointe.com
Jacob Stettin, 310-725-9773 jstettin@enpointe.com